Exhibit 99.1

FINAL: For Release

NEW YORK & COMPANY, INC. ANNOUNCES FOURTH QUARTER AND

FISCAL YEAR 2014 RESULTS

FOURTH QUARTER RESULTS CONSISTENT WITH GUIDANCE

~ Company Introduces Q1 FY15 Guidance ~

New York, New York — March 19, 2015 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 504 retail stores, today announced results for the fourth quarter and fiscal year ended January 31, 2015.

Fourth Quarter Fiscal Year 2014 Results: (13-weeks ended January 31, 2015 compared to the 13-weeks ended February 1, 2014)

•                  Net sales were $267.4 million, as compared to $271.0 million in the prior year.

•                  Comparable store sales decreased 0.9%, following an increase of 1.2% for the same period last year.

•                  Gross profit as a percentage of net sales decreased 280 basis points versus the fiscal 2013 fourth quarter. The decrease in gross profit margin primarily reflected increased promotional activity and freight costs, partially offset by an improvement in product costs.  In addition, the Company experienced deleveraging of fixed store occupancy costs on lower net sales.

Consistent with previous guidance, during the fourth quarter of fiscal year 2014, the Company incurred $6.4 million of non-operating charges, which included $3.2 million of duplicative rent expense and other moving expenses related to the relocation of the Company’s corporate headquarters, $2.3 million of severance expenses and $0.7 million of consulting fees incurred in connection with the business re-engineering program initiated during the third quarter, and a $0.2 million legal settlement. This resulted in $6.4 million of incremental selling, general and administrative expenses in the fourth quarter of fiscal year 2014 and contributed to the Company generating a net loss in the period. The fourth quarter fiscal year 2014 “non-GAAP” figures referred to in this press release exclude this impact. Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibit 5 of this press release. There were no non-operating charges recorded during the fourth quarter of fiscal year 2013.

•                  Selling, general and administrative expenses on a GAAP basis increased by approximately $4.9 million, as compared to the prior year period reflecting $6.4 million of non-operating charges previously noted, partially offset by $1.5 million in savings primarily related to a reduction in performance-based compensation expense.  On a non-GAAP basis, adjusted selling, general and administrative expenses, excluding the non-operating charges, decreased as a percentage of net sales to 25.6%, as compared to 25.7% in the prior year’s fourth quarter.

•                  GAAP operating loss was $6.4 million. On a non-GAAP basis, adjusted operating loss was breakeven, as compared to the prior year’s fourth quarter GAAP operating income of $7.2 million.

•                  GAAP net loss for the fourth quarter of fiscal year 2014 was $6.7 million, or a loss of $0.11 per diluted share.  On a non-GAAP basis, the Company’s adjusted net loss was $0.4 million, or a loss of $0.01 per diluted share.  This compares to the prior year’s GAAP net income of $6.9 million, or earnings per diluted share of $0.11.

•                  Total quarter-end inventory increased 12.4%, as compared to the end of last year’s fourth quarter, reflecting significantly higher levels of in-transit inventory and a slight increase in in-store inventory.  In-transit inventories rose significantly due to the longer lead times associated with the Company’s contingency plans surrounding the ongoing port delays.  The increase in on-hand inventory, as compared to the end of last year’s fourth quarter, was due to the acceleration of certain receipts to avoid port disruptions.  January 31, 2015 inventory was current and well positioned.

•                  Capital spending for the fourth quarter of fiscal year 2014 was $5.8 million, as compared to $6.2 million in last year’s fourth quarter, primarily reflecting investments in the Company’s information technology infrastructure, including its omni-channel retail strategy, and the build-out of the Company’s corporate headquarters. The decrease in capital spending during the fourth quarter of fiscal year 2014, compared to the Company’s previously issued guidance on December 3, 2014, is primarily due to cost savings recognized on the build-out of the Company’s new corporate headquarters and a shift of approximately $6.2 million of capital expenditures primarily related to our corporate headquarters build out and information technology projects, which were originally planned in 2014 but have shifted into 2015.

•                  The Company closed 8 stores during the fourth quarter, ending the fiscal year with 504 stores, including 62 Outlet stores, and 2.6 million selling square feet in operation.

•                  The Company ended the quarter with $70.8 million of cash and no outstanding borrowings under its revolving credit facility, as compared to $69.7 million in cash at the end of last year’s fourth quarter.

Gregory Scott, New York & Company’s CEO, stated:  “Our fourth quarter performance was in line with the updated guidance we provided in January reflecting soft demand for seasonal products, including outerwear, sweaters, scarves and hats, which when combined with product delivery delays driven by the disruption at the West Coast ports, created top line sales pressures and an increase in promotional activity.  Despite these challenges we were however, very pleased to advance our omni-channel initiatives with “Buy Online Pick Up in Store” and “Buy Online Ship from Store” which contributed to significant growth in our eCommerce business.  Finally, the fourth quarter marked our third consecutive quarter of positive traffic trends within both our eCommerce business and our brick and mortar stores.”

“Most importantly, we continued to evolve our New York & Company store product offering to capitalize on our strengths and reach new consumers, with the success of our Eva Mendes collaboration and the expansion of our sub-brand focus as great examples,” Mr. Scott continued, “As we look ahead, I firmly believe that these initiatives combined with our enhanced omni-channel capabilities position New York & Company for improved sales and earnings momentum.  Over the past four years we have worked to stabilize our store fleet by closing underperforming locations, we have focused on growth opportunities with a strong return on investment, including the opening of outlet stores and ecommerce while building our omni-channel capabilities.  This in combination with delivering the right fashion and value for our customers and maintaining stringent control of inventory is expected to bring about improved sales productivity and profitability for our Company in our ongoing efforts to increase value for our shareholders.”

Full Fiscal Year 2014 Results:

During fiscal year 2014, the Company incurred $9.2 million of non-operating charges, which included $4.1 million of duplicative rent expense and other moving expenses related to the relocation of the Company’s corporate headquarters, $3.0 million of severance expenses and $1.7 million of consulting fees incurred in connection with the business re-engineering program initiated during the third quarter, and $0.4 million of legal and other expenses. The fiscal year 2014 “non-GAAP” figures referred to in this press release exclude this impact. Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibit 5 of this press release.  There were no non-operating charges recorded during fiscal year 2013.

Net sales for fiscal year 2014 were $923.3 million, as compared to $939.2 million for fiscal year 2013.  Comparable store sales decreased 1.0%, as compared to an increase of 1.1% in the prior fiscal year.  GAAP operating loss for fiscal year 2014 was $15.6 million. On a non-GAAP basis, adjusted operating loss was $6.4 million, as compared to GAAP operating income of $3.1 million for fiscal year 2013.  GAAP net loss for fiscal year 2014 was $16.9 million, or a loss of $0.27 per diluted share.  On a non-GAAP basis, adjusted net loss was $7.7 million, or a loss of $0.12 per diluted share. This compares to the prior fiscal year’s GAAP net income of $2.4 million, or earnings per diluted share of $0.04.

Outlook:

Regarding expectations for the first quarter of fiscal year 2015, the Company is providing the following guidance:

•                  Net sales and comparable store sales are expected to increase in the low single-digit percentage versus last year.

•                  Gross margin is expected to increase by approximately 50-150 basis points from the prior year’s first quarter rate reflecting improved product costs, partially offset by increased freight and shipping costs associated with the implementation of the Company’s contingency plans resulting from the West Coast port delays and increased shipping costs associated with our expanding eCommerce business.

•                  Selling, general and administrative expenses are expected to be up approximately $8.0 million from last year reflecting non-operating charges of approximately $2.6 million, which are primarily comprised of consulting related expenses due to the continuation of the business process re-engineering project.  Excluding the impact of the non-operating charges, selling, general and administrative expenses are expected to increase approximately $5.4 million reflecting investments in television advertising, anticipated increases in performance-based compensation accruals as compared to last year, increased rent expense for our corporate office and higher depreciation resulting from the increase in information technology investments.

•                  On a non-GAAP basis, excluding the non-operating charges of $2.6 million, adjusted operating income is expected to be approximately breakeven, as compared to the prior year’s breakeven operating income.

Additional Outlook:

•                  The Company expects on-hand inventory at the end of the first quarter of fiscal year 2015 to be up by a low-single-digit percentage versus the end of the first quarter of last year. In-transit inventories are expected to be up significantly due to the longer lead times associated with the Company’s contingency plans surrounding the ongoing port delays.  Total inventory is expected to increase in the double-digit range, primarily resulting from the higher levels of in-transit inventory.

•                  Capital expenditures for the first quarter of fiscal year 2015 are projected to be between $11 million and $14 million, as compared to $4.6 million of capital expenditures in the first quarter of last year. The increase includes the carryforward of $6.2 million in capital spending originally planned in 2014, which when combined with planned 2015 expenditures, results in the following:

•                  Real Estate capital expenditures of $5 million to $6 million for two new stores, three new Outlets, and two remodels;

•                  Investments of $4 million to $5 million in information technology and eCommerce; and

•                  Capital expenditures of approximately $2 million to $3 million related to the Company’s relocation and build-out of its new corporate headquarters.

•                        For fiscal year 2015, capital expenditures are expected to range between $28 million and $30 million including the carryforward of $6.2 million from 2014, as compared to $26.8 million in fiscal year 2014.  This increase reflects continued investments in information technology and eCommerce; real estate spending to support the opening of new Outlet stores and New York & Company stores, along with remodels, and capital expenditures related to the Company’s relocation and build-out of its new corporate headquarters.

•                        Depreciation expense for the first quarter of fiscal year 2015 is estimated at $7 million.

•                        For fiscal year 2015, depreciation expense is expected to be approximately $27 million.

•                        During the first quarter of fiscal year 2015, the Company expects to open approximately two new stores, three new Outlet Stores, remodel two existing locations, close five stores, and convert nine New York & Company locations to new Outlet stores.

•                        For fiscal year 2015, the Company expects to open approximately 3 new New York & Company stores, open between 11 and 15 new Outlet stores, convert 9 New York & Company locations to new Outlet stores, remodel between 8 and 12 existing stores and close between 18 and 22 stores, ending the fiscal year with between 496 and 504 stores, including between 82 and 86 Outlet stores.

Conference Call Information

A conference call to discuss fourth quarter of fiscal year 2014 results is scheduled for today, Thursday, March 19, 2015 at 4:30 p.m. Eastern Time.  Investors and analysts interested in participating in the call are invited to dial (888) 503-8175 and reference conference ID number 2269011 approximately ten minutes prior to the start of the call.  The conference call will also be web-cast live at www.nyandcompany.com.  A replay of this call will be available at 7:30 p.m. Eastern Time on March 19, 2015, until 11:59 p.m. Eastern Time on March 26, 2015 and can be accessed by dialing (877) 870-5176 and entering conference ID number 2269011.

About New York & Company

New York & Company, Inc. is a specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing perfectly fitting pants and NY Style that is feminine, polished, on-trend and versatile — all at compelling values. The Company’s proprietary branded New York & Company® merchandise is sold exclusively through its national network of retail stores and online at www.nyandcompany.com. The Company operates 504 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Investor/Media Contact:

ICR, Inc.

203-682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (ii) changes in the cost of raw materials, distribution services or labor; (iii) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) the Company’s ability to open and operate stores successfully; (v) seasonal fluctuations in the Company’s business; (vi) the Company’s ability to anticipate and respond to fashion trends; (vii) the Company’s dependence on mall traffic for its sales; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended January 31, 2015	% of net sales	Three months ended February 1, 2014	% of net sales
Net sales	$267,359	100.0%	$271,004	100.0%

Cost of goods sold, buying and occupancy costs	198,983	74.4%	193,958	71.6%

Gross profit	68,376	25.6%	77,046	28.4%

Selling, general and administrative expenses	74,739	28.0%	69,824	25.7%

Operating (loss) income	(6,363)	(2.4)%	7,222	2.7%

Interest expense, net of interest income	292	0.1%	94	—%

(Loss) income before income taxes	(6,655)	(2.5)%	7,128	2.7%

Provision for income taxes	65	—%	185	0.1%

Net (loss) income	$(6,720)	(2.5)%	$6,943	2.6%

Basic (loss) income per share	$(0.11)		$0.11

Diluted (loss) income per share	$(0.11)		$0.11

Weighted average shares outstanding:
Basic shares of common stock	62,933		62,512
Diluted shares of common stock	62,933		63,251

Selected operating data:
(Dollars in thousands, except square foot data)
Comparable store sales (decrease) increase	(0.9)%		1.2%
Net sales per average selling square foot (a)	$102		$102
Net sales per average store (b)	$526		$531
Average selling square footage per store (c)	5,153		5,201
Ending store count	504		507

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Twelve months ended January 31, 2015	% of net sales	Twelve months ended February 1, 2014	% of net sales
Net sales	$923,332	100.0%	$939,163	100.0%

Cost of goods sold, buying and occupancy costs	673,557	72.9%	674,793	71.9%

Gross profit	249,775	27.1%	264,370	28.1%

Selling, general and administrative expenses	265,371	28.8%	261,293	27.8%

Operating (loss) income	(15,596)	(1.7)%	3,077	0.3%

Interest expense, net of interest income	573	0.1%	369	—%

(Loss) income before income taxes	(16,169)	(1.8)%	2,708	0.3%

Provision for income taxes	716	—%	314	—%

Net (loss) income	$(16,885)	(1.8)%	$2,394	0.3%

Basic (loss) income per share	$(0.27)		$0.04

Diluted (loss) income per share	$(0.27)		$0.04

Weighted average shares outstanding:
Basic shares of common stock	62,825		62,313
Diluted shares of common stock	62,825		63,240

Selected operating data:
(Dollars in thousands, except square foot data)
Comparable store sales (decrease) increase	(1.0)%	1.1%
Net sales per average selling square foot (a)	$353	$350
Net sales per average store (b)	$1,825	$1,831
Average selling square footage per store (c)	5,153	5,201

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	January 31, 2015	February 1, 2014
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$69,293	$69,723
Restricted cash	1,509	—
Accounts receivable	7,406	7,026
Income taxes receivable	99	99
Inventories, net	93,791	83,479
Prepaid expenses	20,581	21,141
Other current assets	1,121	1,280
Total current assets	193,800	182,748

Property and equipment, net	84,374	83,553
Intangible assets	14,879	14,879
Deferred income taxes	6,660	6,501
Other assets	2,167	1,072
Total assets	$301,880	$288,753
Liabilities and stockholders’ equity
Current liabilities:
Current portion—long-term debt	$1,000	$—
Accounts payable	86,481	75,874
Accrued expenses	52,418	46,880
Income taxes payable	710	1,075
Deferred income taxes	6,660	6,501
Total current liabilities	147,269	130,330

Long-term debt, net of current portion	13,750	—
Deferred rent	35,169	39,925
Other liabilities	6,333	5,283
Total liabilities	202,521	175,538

Total stockholders’ equity	99,359	113,215
Total liabilities and stockholders’ equity	$301,880	$288,753

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)	Twelve months ended January 31, 2015	Twelve months ended February 1, 2014
	(Unaudited)	(Audited)
Operating activities
Net (loss) income	$(16,885)	$2,394
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	27,315	32,719
Loss from impairment charges	911	524
Amortization of deferred financing costs	131	119
Share-based compensation expense	4,089	3,866
Changes in operating assets and liabilities:
Restricted cash	(1,509)	—
Accounts receivable	(380)	1,190
Income taxes receivable	—	389
Inventories, net	(10,312)	(3,281)
Prepaid expenses	560	326
Accounts payable	10,607	1,464
Accrued expenses	5,538	(2,167)
Income taxes payable	(365)	86
Deferred rent	(4,756)	(8,909)
Other assets and liabilities	(2,944)	(832)
Net cash provided by operating activities	12,000	27,888

Investing activities
Capital expenditures	(26,781)	(18,836)
Insurance recoveries	254	—
Net cash used in investing activities	(26,527)	(18,836)

Financing activities
Proceeds from issuance of long-term debt	15,000	—
Repayment of long-term debt	(250)	—
Payment of financing costs	(566)	—
Proceeds from exercise of stock options	299	510
Shares withheld for payment of employee payroll taxes	(284)	(772)
Principal payments on capital lease obligation	(102)	—
Net cash provided by (used in) financing activities	14,097	(262)

Net (decrease) increase in cash and cash equivalents	(430)	8,790
Cash and cash equivalents at beginning of period	69,723	60,933
Cash and cash equivalents at end of period	$69,293	$69,723

Exhibit (5)

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP selling, general, and administrative expenses, operating loss, net loss and loss per diluted share for the three months and twelve months ended January 31, 2015 are indicated below.  This information reflects, on a non-GAAP basis, the Company’s adjusted operating results after excluding certain non-operating charges consisting of duplicative rent expense and other moving expenses related to the relocation of the Company’s corporate headquarters, certain consulting fees and severance expenses incurred in connection with a business re-engineering program initiated during the third quarter of fiscal year 2014, a legal settlement, and certain executive recruiting expenses. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

	Three months ended January 31, 2015
(Amounts in thousands, except per share amounts)	Selling, general and administrative expenses	Operating loss	Net loss	Loss per diluted share

GAAP as reported	$74,739	$(6,363)	$(6,720)	$(0.11)
Adjustments affecting comparability
Duplicative rent expense — new BHQ office space	3,156	3,156	3,156
Severance expense	2,258	2,258	2,258
Consulting expense	693	693	693
Legal expense	250	250	250
Total adjustments (1)	6,357	6,357	6,357	0.10
Non-GAAP as adjusted	$68,382	$(6)	$(363)	$(0.01)

	Twelve months ended January 31, 2015
(Amounts in thousands, except per share amounts)	Selling, general and administrative expenses	Operating loss	Net loss	Loss per diluted share

GAAP as reported	$265,371	$(15,596)	$(16,885)	$(0.27)
Adjustments affecting comparability
Duplicative rent expense — new BHQ office space	4,118	4,118	4,118
Severance expense	2,989	2,989	2,989
Executive recruiting expense	102	102	102
Consulting expense	1,693	1,693	1,693
Legal expense	250	250	250
Total adjustments (1)	9,152	9,152	9,152	0.15
Non-GAAP as adjusted	$256,219	$(6,444)	$(7,733)	$(0.12)

(1)         The tax effect of $6.4 million and $9.2 million of expenses, during the three months and twelve months ended January 31, 2015, respectively, is offset by a full valuation allowance against deferred tax assets.